Exhibit 99.1

VSE Declares a $0.09 per Share Cash Dividend
Board Authorizes 12.5% Increase in Payout Rate

ALEXANDRIA,VA, May 7, 2013 (BUSINESS WIRE) --VSE Corporation (Nasdaq GS: VSEC) reported today that the Company's Board of Directors has declared a quarterly dividend of $0.09 per share, increasing the cash dividend by 12.5% for an annual payout rate $0.36 per share. The dividend will be paid on August 7, 2013, to stockholders of record as of July 24, 2013.
"We are pleased to announce an increase in our quarterly dividend consistent with prior years," VSE CEO, Maurice "Mo" Gauthier said. "Despite a challenging market environment, our cash flows remain strong. This increase reflects our commitment to shareholder value and confidence in the future the company."
VSE has paid cash dividends every year since 1973 and has increased its dividend each year since 2004. The payment and amount of future dividends is subject to authorization by the Board of Directors, and will depend on then current conditions, including the Company's earnings, financial condition, working capital requirements, and other factors.

About VSE

Established in 1959, VSE is a diversified federal services company with experience in solving issues of global significance with integrity, agility, and value. VSE is dedicated to making our clients successful by delivering talented people and innovative solutions for supply chain management, logistics, engineering, IT services, and consulting. For additional information on VSE services and products, please see the Company's web site at www.vsecorp.com or contact Christine Kaineg, VSE Investor Relations, at (703) 329-3263.

Safe Harbor

This news release contains statements that to the extent they are not recitations of historical fact, constitute "forward looking statements" under federal securities laws. All such statements are intended to be subject to the safe harbor protection provided by applicable securities laws. For discussions identifying some important factors that could cause actual VSE results to differ materially from those anticipated in the forward looking statements in this news release, see VSE's public filings with the Securities and Exchange Commission, including VSE's annual report on Form 10-K for the year ended December 31, 2012 and subsequent reports filed with the Securities and Exchange Commission.

VSE Financial News Contact: Christine Kaineg -- (703) 329-3263.